Exhibit 10.56

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made by and among GSI VENTURES, LLC, an Ohio limited liability company ("Lender"), POPMAIL.COM, INC., a Minnesota corporation (the "Borrower"), SDK INVESTMENTS, INC., an Ohio corporation ("SDKI"), POPMAIL NETWORKS, INC., a Texas corporation ("PNI"), FAN ASYLUM, INC., a California corporation ("FAI") and CAFÉ ODYSSEY, LLC, a Minnesota limited liability company ("COL") this 1st day of December, 2000.

RECITALS

A. Lender has agreed to loan Borrower up to the principal amount of $1,200,000 and at Lender's option, in its sole and absolute discretion, an additional principal amount of $2,800,000.

B. Borrower has agreed to borrow up to $1,200,000 from Lender and the additional $2,800,000 from Lender, to the extent that Lender makes that amount available to Borrower.

C. SDKI has acted as a finder in connection with the loan to be made by Lender to Borrower and, as a result, Borrower has agreed to pay SDKI a finder's fee consisting of cash and warrants to purchase Borrower's common stock.

D. PNI, FAI and COL are wholly owned subsidiaries of Borrower and will materially benefit from the loan Borrower will receive from Lender.

E. As a condition to Lender making a loan to Borrower, Lender requires PNI, FAI and COL to execute this Agreement and be bound by certain terms of this Agreement.

IN CONSIDERATION of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Lender, Borrower PNI, FAI, COL, and SDKI hereby covenant and agree as follows:

ARTICLE I

THE LOAN

    Agreement to Borrow and Lend. Subject to all of the terms, provisions, conditions, covenants and agreements contained in this Agreement, Lender agrees to make a loan to Borrower (the "Loan") in the principal amount of at least Four Hundred Thousand Dollars ($400,000) and for a period of 270 days from the date hereof, at Lender's option and in its sole and absolute discretion, an additional principal amount of Three Million Eight Hundred Thousand Dollars ($3,600,000) (collectively, the "Loan Proceeds"), which shall be used in accordance with the terms set forth herein. Subject to all of the terms, provisions, conditions, covenants and agreements contained in this Agreement, Borrower agrees to borrow from Lender Loan Proceeds that Lender offers to Borrower within 270 days from the date hereof.

    Closing. The Loan Proceeds shall be distributed in increments as determined by the Lender, in its sole and absolute discretion of at least $100,000, at one or more closings (each a "Closing"), the first of which shall occur on November 30, 2000, or on such other date as the parties shall agree (the "Initial Closing").

    Convertible Promissory Notes. The Loan will be evidenced by a series of convertible promissory notes (the "Notes", or singularly a "Note") in the form attached hereto as Exhibit A that will be executed by Borrower and delivered to Lender.

    Interest. The outstanding principal balance of the Notes shall bear interest at a rate of Twelve Percent (12%) per annum as set forth in the Notes.

    Payment Terms. Accrued interest under the Notes shall be due and payable in quarterly installments on February 1, 2001, May 1, 2001, August 1, 2001 and November 1, 2001 and the entire outstanding principal balance of the Loan, together with all accrued but unpaid interest thereon, shall be due and payable in full on January 5, 2002 (the "Maturity Date"). Notwithstanding anything to the contrary contained herein, upon Lender's consent, which shall be made in its sole and absolute discretion, Borrower may pay any portion of the quarterly installments of accrued interest of the Loan with shares of Borrower's common stock, par value $.01 per share (the "Common Stock"). The value of the Common Stock used to pay any quarterly installments of accrued interest shall be determined by the closing sale price of the Common Stock as reported by Nasdaq on the preceding trading day before the quarterly installment is paid.

    Conversion Right. The Lender shall have the right to convert all or any portion of the debt evidenced by the Notes into Borrower's Common Stock in accordance with the terms of the Notes.

ARTICLE II

WARRANTS TO PURCHASE COMMON STOCK

2.1. Warrant to Purchase Common Stock to Lender. The Borrower hereby agrees to issue to Lender as a part of the consideration for Lender making the Loan to Borrower, a warrant to purchase the number of shares of Common Stock equal to fifty percent (50%) of the aggregate face value of each Note and in the form attached hereto as Exhibit B (the "Lender Warrant").

    Warrant to Purchase Common Stock to SDKI. As partial consideration for introducing the Borrower to the Lender, the Borrower hereby agrees to issue to SDKI a warrant to purchase the number of shares of Common Stock equal to ten percent (10%) of the aggregate face value of each Note and in the form attached hereto as Exhibit C ("SDKI Warrant" and together with the Lender Warrant, the "Warrants").

    Share Calculation For Warrants; Strike Price; Issuance. For purposes only of determining the number of shares which shall be granted upon exercise of the Warrants, the Common Stock shall be deemed to have a value of $1.00 per share. The strike price for each Lender Warrant shall be 120% of the Market Price (as that term is defined in the Notes), and the strike price for each SDKI Warrant shall be the Market Price. The Borrower shall issue each Warrant at the Initial Closing and each subsequent Closing. The Warrants shall be exercisable for a period of at least five years.

ARTICLE III

BORROWER'S REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to Lender that the following are true and correct as of the date hereof and shall be true and correct as of the date of the Initial Closing and any subsequent Closing and shall remain true and correct during the term of all of the Loan Documents (as defined below):

3.1 Borrower and each of its subsidiaries and affiliates (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its formation, (b) has the power and authority and the legal right to own its property and assets and to transact the business in which it is engaged and (c) is duly qualified as a foreign corporation or otherwise licensed and authorized to transact business and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification and where the failure to be so qualified, licensed or authorized would have a material adverse effect on the condition (financial or otherwise), prospects, assets or properties of Borrower, any subsidiary or affiliate. All subsidiaries and affiliates of the Borrower are listed on Item 3.1 of the Disclosure Schedule. The term "affiliate" shall have the meaning ascribed thereto under Rule 12b-2 promulgated under the Exchange Act of 1934, as amended.

3.2 The execution, delivery and performance of this Agreement, the Notes and the Warrants and any and all other security agreements, pledge agreements, financing statements, certificates or instruments contemplated herein (collectively "Loan Documents") executed and delivered by the Borrower or its affiliates have been authorized by all necessary corporate actions and do not and will not contravene any legal or contractual restriction binding on the Borrower or any of its property or its assets.

3.3 The Borrower and each of its subsidiaries and affiliates has the power to take all actions contemplated hereby (including but not limited to the issuance of the Warrants and Notes, the right of first refusal granted to Lender to participate in any security issuances and the granting of the security interests in the Collateral (as defined below)) to execute, deliver and carry out the terms and provisions of each Loan Document to which it is a party and has taken all necessary actions to authorize the execution, delivery and performance by it of each Loan Document to which it is a party and all acts contemplated hereby. The Loan Documents when executed and delivered by the Borrower and its subsidiaries and affiliates will constitute the legal, valid and binding obligation of the Borrower and its subsidiaries and affiliates (as the case may be) and is, or will be upon execution, enforceable against the Borrower and its subsidiaries and affiliates (as the case may be) in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors rights generally.

3.4 The execution, delivery or performance by the Borrower and its subsidiaries and affiliates of each Loan Document, and compliance by the Borrower and its subsidiaries and affiliates with the terms and provisions hereof and thereof, (a) do not contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality applicable to the Borrower, any subsidiary or affiliate, (b) do not conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien (other than as contemplated by the Loan Documents) upon any of the property or assets of the Borrower, any subsidiary or affiliate pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement, loan agreement or other agreement, contract or instrument to which the Borrower, any subsidiary or affiliate is a party or by which the Borrower, any subsidiary or affiliate or any of their respective properties or assets is bound or to which the Borrower, any subsidiary or affiliate may be subject and (c) do no violate any provision of the Certificate of Incorporation, Articles of Organization, operating agreement, bylaws or regulations of the Borrower, any subsidiary and affiliate.

3.5 The authorization, issuance, sale and delivery of the shares of Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants has been duly authorized by all requisite corporate action on the part of the Borrower. The shares of the Common Stock issuable upon conversion of the Notes and upon exercise of the Warrants upon their issuance in accordance with the Notes and the Warrants, respectively, will be validly issued, fully paid and nonassessable. Any shares of Common Stock issued in accordance with the terms of the Notes for payment of quarterly installments of acquired interest will be validly issued, fully paid and nonassessable.

3.6 Except as disclosed in Schedule 3.6, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against Borrower, any subsidiary or affiliate (a) with respect to the Loan Documents, any of the Collateral (as defined below) or the transactions contemplated hereby or (b) that are, either individually or in the aggregate, reasonably likely to have a material adverse effect on the condition (financial or otherwise), prospects, assets or properties of Borrower, any subsidiary or affiliate.

3.7 All balance sheets, income statements, financial statements, operating statements and other financial data pertaining to Borrower or its subsidiaries or affiliates (the "Financial Information") that have been delivered (or will be delivered) to Lender by or on behalf of Borrower are or will be accurate and complete in all material respects, are or will be in accordance with the books and records of Borrower and its subsidiaries and affiliates, and accurately present or will present the financial condition, results of operations and changes in financial position of the person or entity to which they pertain as of their respective dates and there has been no material change with respect thereto. All Financial Information delivered to Lender is and shall be prepared in accordance with the generally accepted accounting principles, consistently applied.

3.8 None of the Borrower's reports and documents heretofore filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, contained at the time they were filed any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.9 The Borrower and its subsidiaries and affiliates own and possess adequate and enforceable rights to use all patents, patent applications, trademarks, trademark applications, trade names, service marks, logos, copyrights, copyright applications, licenses, inventions, software, programs, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other similar rights and proprietary knowledge (collectively, "Intangibles") necessary for the conduct of their respective businesses. Borrower and its subsidiaries and affiliates have the unrestricted right to use all of the Intangibles. Borrower and its subsidiaries and affiliates are not infringing upon or in conflict with any right of any other person or entity with respect to any Intangibles and the Borrower and its subsidiaries and affiliates are not subject to any outstanding order, decree, judgment or stipulation with respect to the Intangibles. No proceedings have been instituted or are pending or, to Borrower's knowledge, threatened which challenge the validity or rights of Borrower or its subsidiaries and affiliates to any of the Intangibles, and Borrower has no knowledge of any infringement by others of any of the Intangibles. All of the Intangibles are valid, enforceable and free and clear of any attachments or liens and all claims, restrictions and demands of any other person, firm or corporation, including attorneys' fees for past services, expenses and government fees. None of the past or present employees, officers, directors, or shareholders of Borrower, any subsidiary or affiliate has any rights in any Intangibles. Borrower and its subsidiaries and affiliates have not granted any outstanding license or other rights to any of the Intangibles, except those licenses granted in the ordinary course of business, and are not liable, and have not made any contract or arrangement whereby they may become liable, to any person for any royalty or other compensation for the use of any Intangibles. The trade secrets and processes and procedures of Borrower and its subsidiaries and affiliates which are necessary to the operation of Borrower and its subsidiaries and affiliates have been reduced to writing, to the extent practical, and will remain available for use by Borrower and its subsidiaries and affiliates after the date of the Initial Closing and any subsequent Closing.

3.10 All factual information heretofore or contemporaneously furnished by the Borrower, any subsidiary or affiliate to Lender (including, without limitation, all information contained in this Agreement) for purposes of this Agreement or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by the Borrower, any subsidiary or affiliate to Lender for purposes of this Agreement or any transaction contemplated herein will be, true and accurate in all material respects on the date as of which such information is given and the Borrower in good faith believes such information is not incomplete by omitting to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided.

3.11 The Borrower, each subsidiary and affiliate has filed all tax returns required to be filed by it and has paid all income and franchise taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and by appropriate proceedings. The amounts shown on those tax returns fairly present the tax position of the Borrower and such subsidiaries and the Borrower does not expect any material adjustments or any amounts shown on such tax returns. Each of the Borrower and each subsidiary or affiliate has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all foreign, federal and state income and franchise taxes applicable for all prior fiscal years of the Borrower and for the current fiscal year to the date hereof. As of the date hereof, no tax lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any tax, fee or other charge.

3.12 All employee benefit plans, as defined in Section 3(3) of ERISA (defined below) and which are maintained for employees by the Borrower, a subsidiary or an ERISA Affiliate (defined below) ("Plan"), comply with all relevant provisions of the Internal Revenue Code of 1986 (the "Code") and ERISA; no Plan is insolvent or in reorganization; no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; neither the Borrower nor any subsidiary nor any ERISA Affiliate has incurred any liability to or on account of a Plan which is a single-employer plan as defined in Section 4001 (a) (15) of ERISA pursuant to Section 4062, 4063, 4064 or a multi employer plan pursuant to Sections 515, 4201 or 4204, of ERISA; no proceedings have been instituted to terminate any plan; and no condition exists which constitutes a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or a reportable event (as defined in Section 4043 of ERISA), or which is reasonably expected will result in the Borrower, any subsidiary or an ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code. As of the date of this Agreement, the aggregate present value of all accrued benefit liabilities (as defined in Section 4001(a)(6) of ERISA) of all Plans which were single-employer plans did not exceed the aggregate current value of all assets of such Plans based upon estimated actuarial data that has been provided to the Borrower by the consulting actuaries of the Plans, and as of the date of this Agreement, there was no withdrawal liability (and would be no withdrawal liability assuming a complete withdrawal from all such Plans) to any Plan which is a multi employer plan.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

"ERISA Affiliate" means any person (as defined in Section 3 (9) of ERISA) (including each trade or business (whether or not incorporated)) which together with the Company or any Subsidiary would be deemed to be a "single employer" or a member of the same "controlled group" of "contributing sponsors" within the meaning of Section 4001 of ERISA

3.13 The Borrower and its subsidiaries and affiliates are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their businesses and the ownership of their properties, except such noncompliance as would not, in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, assets or properties of Borrower or any subsidiary or affiliate.

3.14 The Borrower and its subsidiaries and affiliates have never conducted business under any names other than those set forth in Item 3.14 of the Disclosure Schedule. The addresses of all offices where any of the Collateral is located is listed in Item 3.14 of the Disclosure Schedule. The chief executive office and the chief place of business for the Borrower, each of its subsidiaries, and affiliates and the office where each thereof keeps its books and records, is located at the address specified in Item 3.14 of the Disclosure Schedule.

3.15 As of the date the last Financial Information was received by Lender from Borrower, except to the extent disclosed, reflected or reserved against therein or in Item 3.15 of the Disclosure Schedule, Borrower did not have any material liabilities or obligations, known or unknown, secured or unsecured, whether accrued, absolute, contingent or otherwise.

3.16 Since the date the last Financial Information was received by Lender from Borrower, there has been no material adverse change in or to the business of Borrower or its subsidiaries or affiliates, or to the operations, earnings, prospects, liabilities or relationships with suppliers, distributors or customers of Borrower or its subsidiaries or affiliates. There is no presently existing condition with respect to Borrower or its subsidiaries or affiliates which might be expected to have a material adverse effect on the business or prospects of Borrower or its subsidiaries or affiliates or the continued conduct of the business of Borrower or its subsidiaries or Affiliates after the date of the Initial Closing or any subsequent Closing.

3.17 No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, or other act by (except as have been obtained or made), any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (a) the execution, delivery and performance by the Borrower or its subsidiaries or affiliates of any Loan Document or (b) the legality, validity, binding effect or enforceability against the Borrower or its subsidiaries or affiliates of any Loan Document.

3.18 Borrower shall use the Loan Proceeds exclusively for commercial reasons that are expressly approved by Lender in accordance with Section 4.2 below.

3.19 Borrower or its subsidiaries and affiliates (as the case may be) are the legal and beneficial owner of the Collateral, and the Collateral is free and clear of all mortgages, security interests, liens, equities, encumbrances and claims of every kind (collectively, the "Encumbrances") except for the Encumbrances set forth on Item 4.7 of the Disclosure Schedule and the liens of the Lender as set forth in this Agreement. The Collateral is and will remain free and clear of all Encumbrances of any nature whatsoever, except for those set forth on Item 4.7 of the Disclosure Schedule and the liens of the Lender as set forth in this Agreement.
    All of the subsidiaries and affiliates of Borrower are wholly owned by Borrower.

3.21 The security interest and leasehold mortgage in favor of the Borrower on the real and personal property located at Kenwood Mall, Cincinnati, Ohio, is a first and best lien on such personal property and leasehold and Borrower has not and will not allow any Encumbrances on such property to be superior to Borrower's mortgage and security interest.

ARTICLE IV

ADDITIONAL COVENANTS AND OTHER AGREEMENTS

4.1. Finder's Fee. Borrower shall pay to SDKI a cash fee of ten percent (10%) of all the Loan Proceeds disbursed to Borrower, which amount shall be paid from the proceeds disbursed to Borrower.

    Disbursement Approval. All disbursements of Loan Proceeds shall be approved in writing in advance by Lender, in its sole and absolute discretion. Prior to any use by the Borrower of the Loan Proceeds, or any portion thereof, Borrower shall have received Lender's prior written approval of such use, with such approval being determined by Lender in its sole and absolute discretion. Notwithstanding the foregoing provisions of this Section 4.2, Borrower shall not need any approval from Lender with respect to its use of the first $50,000 of Loan Proceeds received by Borrower.

    Registration Rights. Within 60 days of the date hereof, Borrower shall have used its best efforts to cause a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Notes, exercise of the purchase rights under the Notes, used for payment of the accrued interest on the Notes and exercise of the Warrants to have been declared effective by the Securities and Exchange Commission. All expenses of such registration, except fees for underwriting discounts and selling commissions applicable to the resale of such Common Stock by Lender or the holder of the Warrants, shall be borne by Borrower. Lender and SDKI (and their respective assigns) each agree to cooperate with the Borrower in the preparation and filing of any such registration statement and in the furnishing of information for inclusion therein, or in any efforts by the Borrower to establish that the proposed sale is exempt under the Securities Act of 1933, as amended, as to any proposed distribution.

4.4 Right of First Refusal. As long as their exists any principal or interest outstanding under the Notes, the Borrower grants to the Lender a right of first refusal to participate as an investor in any offering of Borrower's Common Stock, securities convertible into Common Stock or any other equity securities of the Borrower (collectively, the "Securities"). If the Borrower receives an executed letter of intent or term sheet from any third party with respect to a sale or transfer of Securities that the Borrower is willing to accept, the Borrower shall promptly give written notice thereof to the Lender, including all essential terms and conditions of such proposed offering. The Lender shall then have ten (10) days after receipt of such written notice to elect to enter into an agreement with the Borrower to participate in the proposed offering on the same terms and conditions as set forth in the Borrower's written notice. If the Lender declines to exercise its right of first refusal upon written notice from the Borrower or fails to notify the Borrower within a 10-day period of an election to invoke its right of first refusal, the Borrower shall have a period of 30 days to enter into an agreement with such third party from whom it has received an executed letter of intent for the sale or transfer of the Securities on the exact terms and conditions that were provided to Borrower in the notice. In the event that Borrower does not effect a transfer or sale of the Securities within the specified thirty-day period, the Lender's right of first refusal shall continue to be applicable to any subsequent sale or transfer of the Securities by the Borrower.

4.5. Approval of Equity and Debt Issuances. Borrower and its subsidiaries and affiliates shall not issue any securities, including options to purchase securities, or take on any debt (other than the debt reflected by the Notes and trade payables incurred in the ordinary course of business), without Lender's prior written approval, which approval shall be given in Lender's sole and absolute discretion.

4.6 Board Seats. Upon Lender's request, the Board of Directors of Borrower (the "Board") shall take all necessary and appropriate action to create up to two (2) new director seats of the Board and appoint such persons as designated by Lender. Additionally, for each $1,400,000 of principal amount of Notes purchased by Lender in excess of $1,200,000, Lender may, at its election, designate one (1) additional member of the Board and the Board shall take all necessary and appropriate action to create such director seats and appoint such persons designated by Lender; provided, however, that Lender's election to designate such new members must be made, if at all, within 30 days of the closing of the purchase of such additional principal amounts of Notes.

4.7 Security Agreements. In connection with the Loan made pursuant to this Agreement, the Notes shall be secured by a first and best lien in all of the assets of the Borrower and its subsidiaries and affiliates, including the shares of capital stock and membership interest in Popmail Network, Inc., Fan Asylum, Inc. and Café Odyssey, LLC (collectively, the "Collateral"); except for the Collateral set forth in Item 4.7 of the Disclosure Schedule, which Lender shall have a lien and security interest in, which shall be subordinated only to those persons or entities identified in Item 4.7 of the Disclosure Schedule. Borrower and its subsidiaries and affiliates shall execute and deliver security agreements, financing statements, pledge agreements and all other instruments and agreements required by Lender that provide for a grant by Borrower and its subsidiaries and affiliates to Lender of a security interest in all of the Collateral. Borrower shall take all other steps necessary to keep such security interest in Lender perfected and shall take no action to subordinate Lender's security interest to any other person or entity without Lender's prior written approval.

4.8 Default Under Loan Document. In the event that a default shall exist under any of the Loan Documents, Lender shall be authorized to proceed with any and all remedies available to Lender thereunder. A default under any of the Loan Documents shall constitute a default under each other Loan Document and shall entitle Lender to pursue any and all remedies under each or any of the Loan Documents.

    Reserving Common Stock For Issuance. The Borrower shall at all times while the Warrants or the Lender's conversion and purchase rights as set forth in the Notes are outstanding, reserve and keep available out of its authorized but unissued stock, such number of duly authorized Common Stock as shall be sufficient to effect the conversion rights and purchase rights under the Notes and Warrants in accordance with their respective terms.

    Reclassification of Common Stock. The Borrower covenants and agrees that in the event its present Common Stock shall be reclassified, split, combined or otherwise changed, or in case of any consolidation or merger of the Borrower with or into another corporation as a result of which holders of Common Stock become entitled to receive securities or other assets (including cash) with respect to or in exchange for their Common Stock (other than a merger with a subsidiary in which merger the Borrower is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock) or in case of any sale, lease or conveyance to another corporation of the property of the Borrower as an entirety or substantially as an entirety, the Borrower shall make proper provision as a part of the terms of such reclassification, split, combination, change, consolidation, merger or sale, that the holder of the Warrants and the Notes will thereafter be entitled to convert it into the same kind and amount of securities (including in that term, stock of any class or classes) and other assets as may be issuable or distributable by the terms of such reclassification, split, combination, change, consolidation, merger or sale.

4.11 Financial Statements. The Borrower shall: (i) Within 45 days of the end of each quarter, furnish Lender with any and all filings with the Securities and Exchange Commission including but not limited to Form 10Q, and a No Default Certificate in the form which in a form acceptable to Lender; (ii) within 90 days of its fiscal year end, furnish audited copies of the Borrower's balance sheet, income statement, and statement of cash flows as well as a copy of Borrower's Form 10K; and (iii) within 30 days of filing, the Borrower's consolidated federal income tax return.

4.12 Taxes, Assessments and Liabilities. The Borrower shall pay all taxes, assessments, and other liabilities when due, except for those which are contested in good faith. File all required federal, state and local tax returns on a timely basis.

4.13 Notice. The Borrower shall give the Lender prompt notice of any: (i) default of this or any other agreement or contract under which the Borrower or any of its subsidiaries or affiliates are liable; (ii) environmental penalty, claim or dispute involving more than $25,000.00; (iii) litigation, government proceeding or investigation filed or threatened against Borrower or any of its subsidiaries or affiliates, Lender its directors and officers involving more than $25,000.00; (iv) reportable event under ERISA; or (v) material change in the business prospects or financial condition of the Borrower or any of its subsidiaries or affiliates.

4.14 Corporate Existence and Status. Borrower shall maintain its and its subsidiaries' and affiliates' corporate existence and remain in good standing under the laws of each jurisdiction where the Borrower and its subsidiaries or affiliates are duly qualified to conduct its business.

4.15 Protection of Intellectual Property. Borrower and its subsidiaries and affiliates shall take all measures necessary to defend and protect the Intangibles, and not commit or permit any action that may impair the value of the Intangibles.

4.16 Liens. Borrower and its subsidiaries and affiliates shall not create or permit to exist any Encumbrance with respect to the Collateral, except for liens created in favor of the Lender hereunder.

4.17 Compliance with Laws. Borrower and its subsidiaries and affiliates shall keep, observe, satisfy and not suffer violations of any and all laws, statutes, ordinances and/or regulations.

4.18 Operate in the Ordinary Course. Borrower and its subsidiaries and affiliates shall continue to operate their respective businesses in the ordinary and customary course, and not take any actions which materially alter the nature or scope of their respective businesses as conducted on the date of the Initial Closing.

4.19 Further Assurances. Borrower and its subsidiaries and affiliates shall provide Lender with such additional information or documentation as Lender may request from time to time.

4.20 Lender's Attorney's Fees. At each closing, Borrower shall pay Lender's attorney's fees it has incurred related to the Loan up to a maximum of $10,000.

ARTICLE V

DEFAULT AND REMEDIES

5.1. Events of Default. The occurrence of any one or more of the following events or the existence of one or more of the following conditions shall, upon 30 days written notice to Borrower, constitute an "Event of Default" under this Agreement provided that the events set forth in Sections 5.1(a), 5.1(c), 5.1(f), 5.1(e), 5.1(g), 5.1(h), 5.1(k), 5.1(l) and 5.1(n) shall constitute an Event of Default immediately upon their occurrence and Lender shall not be required to provide the 30 days' written notice for any such events:

(a) Borrower shall fail to pay when due any installment of principal or interest due under the Notes, whether due on the date provided for therein or by acceleration or otherwise, or Borrower shall fail to pay when due any other amounts due under any of the Loan Documents;

    Any material breach of a representation or warranty made in writing to Lender by Borrower or its subsidiaries or affiliates made herein, in any Loan Documents or in connection with the making of the Loan;

    The breach, default or violation by Borrower or its subsidiaries or affiliates of any obligation, agreement or covenant contained in Loan Documents or any other agreements, certificates or writings executed in connection herewith by Borrower or its subsidiaries or affiliates; unless the same is cued within any applicable grace period;

    any material provision of any of the Loan Documents shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void;

    any litigation or proceeding is pending which may materially adversely affect the ability of Borrower, its subsidiaries or affiliates to perform its obligations under the Loan Documents;

    the failure of the Borrower or its subsidiaries or affiliates to comply with any other covenants or agreements contained in any of the Loan Documents and not herein specifically referenced, unless the same is cured within any applicable grace period;

    a material part of the operations of the Borrower or any of its subsidiaries or affiliates shall cease for a period of thirty days;

    the liquidation, termination or dissolution of Borrower or any of its subsidiaries or affiliates;

    the occurrence of an event of default (as defined therein) in any of the Loan Documents other than this Agreement;

    the occurrence of any of the following transactions concerning the Borrower without the prior written consent of the Lender (which shall be given in its sole and absolute discretion): (i) the acquisition of the Borrower by another entity by means of any transaction or series of related transactions (including, without limitation, the transfer of more than 50% of the voting power of the Borrower, reorganization, merger, consolidation); or (ii) a sale of all or substantially all of the assets of the Borrower; unless the Borrower's shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Borrower's acquisition or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity;

    the issuance of any securities by Borrower's subsidiaries and affiliates without the prior written consent of the Lender;

    the occurrence of any of the following transactions concerning the Borrower's subsidiaries or affiliates without the prior written consent of the Lender: (i) the acquisition (in whole or in part) of any subsidiary or affiliate of the Borrower by another entity or person by means of any transaction or series of related transactions (including, without limitation, the stock purchase, stock issuance, reorganization, merger, consolidation); or (ii) a sale of all or substantially all of the assets of the Borrower;

    Borrower's Common Stock is de-listed from the Nasdaq National or SmallCap Market Systems; or

    if Lender shall reasonably deem itself to be insecure.

5.2. Remedies. Upon the occurrence of any Event of Default hereunder as above provided, and at any time thereafter, all principal, interest and other amounts payable under the Notes shall, at the option of Lender, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Borrower. Lender may proceed with every remedy available at law or in equity or provided for in the Loan Documents or in any other document executed in connection with the Loan, in such order or sequence as Lender may determine in its sole discretion, including concurrently, independently, or successively, and all expenses incurred by Lender in connection with any remedy shall be deemed indebtedness of Borrower to Lender including, but not limited to, reasonable attorneys' fees incurred by Lender.

ARTICLE VI

GENERAL PROVISIONS

6.1. Amendments. No provision or term of the Loan Documents may be amended, modified, revoked, supplemented, waived or otherwise changed except by a written instrument duly executed by the party from whom enforcement is sought.

6.2. Borrower Not Released. Without affecting any obligation of Borrower under this Agreement, Lender without notice or demand may renew, extend or otherwise change the terms and conditions of the Loan.

6.3. Severability. Whenever possible, each provision of the Loan Documents shall be interpreted so as to be effective and valid under Ohio law. Should any provision, covenant or agreement contained in the Loan Documents be deemed invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of the Loan Documents shall not be impaired thereby, nor shall the validity, legality or enforceability of any such defective provision be in any way affected or impaired in any other jurisdiction.

6.4. Successors and Assigns Bound; Assignment. The covenants and agreements contained herein shall bind the parties hereto and each of their respective successors and assigns. Borrower may not assign this Agreement without the prior written consent of Lender. Subject to the foregoing restriction, this Agreement shall inure to the benefit of Lender and SDKI, their successors and assigns.

6.5. No Third Party Benefits. This Agreement is made for the sole benefit of Borrower, Lender, PNI, FAO, COL, SDKI and their respective successors and assigns, and no other person or persons shall have any rights or remedies under or by reason of this Agreement.

6.6. Headings. The captions and headings of the paragraphs in the Agreement are for convenience only and are not used to interpret or define the provisions of the Agreement.

6.7. Governing Law. This Agreement and the Loan Documents or any other documents executed in connection with the loan shall be governed by and interpreted in accordance with the laws of the State of Ohio, without regard to Ohio's conflict of laws principles.

6.8. Conflict. Should any provision of any other Loan Documents conflict with any provision of this Agreement, the provision selected by Lender, in its sole discretion, shall govern and shall be controlling.

6.9 Jurisdiction. Borrower, by its execution hereof (i) hereby irrevocably submits to the exclusive jurisdiction of the State of Ohio and to the exclusive jurisdiction of the United States District Court for the Southern District of Ohio for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, the Collateral or the Loan Documents or the subject matter hereof or thereof brought by Lender, any holder of the obligations of Borrower under the Loan Documents or their respective successors or assigns, and (ii) agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that Borrower is not subject personally to the jurisdiction of the above-named courts, that Borrower's property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is brought in an inconvenient forum, that the venue of any such proceeding brought in one of the above-named courts in improper, or that this Agreement, the Collateral or any of the Loan Documents, or the subject matter hereof or thereof, may not be enforced in or by such court.

6.10 Waiver of Jury. LENDER AND BORROWER HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR CONCERNING THE LOAN DOCUMENTS AND/OR ANY COLLATERAL CONTEMPLATED THEREBY, REGARDLESS OF WHETHER SUCH ACTION OR PROCEEDING CONCERNS ANY CONTRACTUAL OR TORTIOUS OR OTHER CLAIM. BORROWER ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO LENDER IN EXTENDING CREDIT, THAT LENDER WOULD NOT HAVE EXTENDED SUCH CREDIT WITHOUT THIS JURY TRIAL WAIVER, AND THAT BORROWER HAS BEEN REPRESENTED BY AN ATTORNEY OR HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY IN CONNECTION WITH THIS JURY TRIAL WAIVER AND UNDERSTANDS THE LEGAL EFFECT OF THIS WAIVER.

6.11 Obligations of Subsidiaries of Borrower. PNI, FAI and COL all acknowledge and agree that each of them shall be bound by Section 4.8 and all obligations, covenants, representations and warranties that reference any subsidiary or affiliate of Borrower as if such obligations, covenants, representations and warranties were fully made by them. PNI, FAI and COL further acknowledge and agree that each of them shall receive a material benefit from the Loan received by Borrower from Lender because without it, PNI, FAI and COL would no longer be able to continue their business as currently operated. The obligations of PNI, FAI and COL hereunder were a material inducement to Lender to enter into this Agreement.

6.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall de deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signatures which shall have the same force and effect as original signatures.

6.13 Entire Agreement. This Agreement and all documents and agreements referred to in this Agreement supersede all prior understandings, agreements and discussions between the parties concerning this subject matter, with such prior understandings, agreements and discussions between the parties being merged into this Agreement, and constitutes the entire agreement between the parties with regard to this subject matter.

6.14 Survival. All of the obligations, covenants, representations and warranties of Borrower and its subsidiaries and affiliates shall survive the Initial Closing and any subsequent Closing.

ARTICLE VII

CONDITIONS TO SUBSEQUENT CLOSINGS

7.1 The obligation of Lender to complete any subsequent Closing after the Initial Closing are subject to the satisfaction of each of the following conditions:

(i) Receipt of certified resolutions of Borrower and its subsidiaries and affiliates authorizing the Loan and the grant of the security interest in the Collateral to Lender;

(ii) Execution of the Loan Documents by Borrower and its subsidiaries and affiliates, including any Notes representing the additional proceeds being disbursed in a subsequent Closing;

(iii) No Event of Default exists;

(iv) Confirmation from the applicable federal and state filing offices of Lender's perfected security interest in the Collateral;

(v) Receipt of evidence satisfactory to Lender and its legal counsel, in their sole discretion, of Lender's first and best lien position with respect to the Collateral with the exception of the Collateral set forth in Item 4.7 of the Disclosure Schedule;

(vi) Receipt of Borrower's certified resolutions authorizing the issuance and reservation of shares of Common Stock upon the exercise of the Warrants and the conversion rights set forth in the Notes in a form satisfactory to Lender;

(vii) All representations and warranties set forth in the Agreement or any Loan Document are true and correct as of the date of any subsequent Closing;

(viii) Receipt of a No Default Certificate from the Borrower and each subsidiary and affiliate of Borrower in a form acceptable to Lender.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto executed this Loan Agreement as of the date first written above.

BORROWER:

POPMAIL.COM, INC.,

By:

Its:___________________________

PMI:

POPMAIL NETWORK, INC.

By:

Its:___________________________

LENDER:

GSI VENTURES, LLC,

By: SDK INVESTMENTS, INC., Manager

By:___________________________________

Stephen D. King

President

FAI:

FAN ASYLUM, INC.

By:

Its:___________________________

SDKI:

SDK INVESTMENTS, INC.,

By:

Stephen D. King

President

COL:

CAFE ODYSSEY, LLC

By:

Its:___________________________

DISCLOSURE SCHEDULE

ITEM 3.1 SUBSIDIARIES AND AFFILIATES

ITEM 3.6 LITIGATION

ITEM 3.14 NAMES OF BUSINESSES; ADDRESSES WHERE COLLATERAL LOCATED; PRINCIPAL OFFICE ADDRESS OF BORROWER, SUBSIDIARIES AND AFFILIATES

ITEM 3.15 CONTINGENT LIABILITIES

ITEM 4.7 ENCUMBRANCES ON COLLATERAL

113679.5

SCHEDULE 3.1

Subsidiaries and Affiliates

  Fan Asylum, Inc.
  Popmail Network, Inc.
  Café Odyssey, Inc.

  Schedule 3.6

  Litigation

  The Company entered into a bridge loan transaction on or about October 6, 2000, in which it issued a promissory note in favor of Great Western Business Services in the principal amount of $600,000. The note was payable in 30 days and was secured by certain computer equipment owned by the Company. Additionally, the lender obtained a "contingent" security interest in the Company's units of Cafe Odyssey, LLC, which vested upon an event of default thereunder. The Company has failed to repay the note and the lender has recently given the Company notice of such default. Additionally, the lender has informed the Company that it intends to retrieve the collateral as soon as is practicable. The lender has not given any notice or otherwise communicated to the Company its intentions with respect to its interest in the Cafe Odyssey units. Cafe Odyssey, LLC currently has no assets.

  Schedule 3.14

  Names of Businesses and Addresses

        Fan Asylum, Inc.

        1250 Folsom Street

        San Francisco, CA 94103

        Popmail Network, Inc.

        1333 Corporate Drive, Suite 350

        Irving, TX 75038

        Café Odyssey, LLC

500 16th St. Suite 350

Denver, CO 80202

4. Cafe Odyssey

320 South Avenue

Mall of America

Bloomington, MN 55425

Schedule 3.15

Contingent Liabilities

The Kenwood Restaurant opened in December 1996 under the name Hotel Discovery and was closed by the Company in August 1999. In November 1999, the Company assigned the related lease (described below) in connection with the pending sale of restaurant assets to a third party, who subsequently reopened the restaurant under another name and continues to operate the same. The property is approximately 17,000 square feet in size on three levels and is located at the northeast corner of Sycamore Plaza at Kenwood Shopping Center in Cincinnati, Ohio. Although the third party has paid all payments due under the lease since November 1999, the Company remains primarily obligated under the lease.

The initial term of the lease is 15 years with an option for two additional five-year periods. The lease provides for the payment of both a monthly fixed minimum rent and a percentage rent based on gross sales in excess of an escalating base amount. The monthly fixed minimum rent is $12,833 for the first five years of the initial lease term, $14,117 for the sixth through tenth years of the initial lease term, $15,400 for the eleventh through fifteenth years of the initial lease term.

In addition to the fixed minimum rent, the lease provides for the payment of a percentage rent equal to 4% of the gross sales from the restaurant in excess of the following annual gross sales amounts; $3,850,000 for the first five years of the initial lease term, $4,235,000 for the sixth through tenth years of the initial lease term, $4,620,000 for the eleventh through fifteenth years of the initial lease term. No percentage rent was paid in 1998 or 1999. In addition to the fixed minimum rent and percentage rent, the Company is required to pay its proportionate share of common area maintenance costs; taxes, insurance, maintenance and operating costs.

Schedule 4.7

Encumbrances

See Schedule 3.6.